Exhibit 10.1

Seagate Contract Number 64223

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is effective as of August 13, 2007, (“Effective Date”) by and between ST. BERNARD SOFTWARE, INC., a Delaware corporation (“SBS”), located at 15015 Avenue of Science, San Diego, California 92128 and EVAULT, INC. (“Buyer”), a Delaware corporation located at 6121 Hollis Street, Emeryville, California 94608 (each a “Party” and collectively the “Parties”).

RECITALS

A. SBS is engaged in the business of the development of backup software applications and utilities (the “Business”). SBS has developed and is the owner of the Product (as defined herein).

B. Buyer desires to purchase and acquire certain assets, properties and contractual rights of SBS used in connection with the Business, and SBS desires to sell, transfer, assign and convey such assets, properties and contractual rights to Buyer.

In consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 Product or Products. “Product” or “Products” means SBS’ Open File Manager software application and SBS’ Continuous Data Protection software application and any and all derivative product technologies related thereto, including, without limitation, all other software, programs, applications, modules and components thereof, in all forms, including the Source Code, Object Code, all related documentation, all prior and current versions, improvements, enhancements, upgrades, corrections, additions, modifications, replacements, and new applications to any of the foregoing (including, for avoidance of doubt, DeploySafe and MARS); and all Intellectual Property Rights in any of the foregoing. In no event shall “Product” include SBS’ on-demand service, iPrism and/or ePrism products, nor any open source materials or software included in or used with the Product. To the extent that the Product contains code that is also included in other SBS products relating to non-core functionality, such as for license key generation and other administrative functions associated with use of the Product, notwithstanding any provision in this Agreement to the contrary, SBS retains all Intellectual Property Rights to such code and grants to Buyer a perpetual, non-exclusive, irrevocable license to continue to use, distribute, and make derivative copies of such code as part of the Product.

1.2 Intellectual Property Rights. “Intellectual Property Rights” means all of the following in any jurisdiction throughout the world, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) any and all United States, international and foreign patents and/or patent applications which may be granted on or claim priority of (or serve as the basis for a priority claim by) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, together with all priority rights and counterpart applications under any existing or future international patent conventions, agreements or treaties; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical information, data and customer lists, engineering procedures and all documentation relating to any of the foregoing; (iii) all trademarks, service marks and trade names, domain names and registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all software, including but not limited to Source Code; (vii) all works of authorship, databases and data collections and all rights therein throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world, together with the goodwill and the business appurtenant thereto and the right to sue third parties for infringement (including but not limited to damages and injunctive relief) of any of the foregoing, and any current or future right to receive royalties based on any of the foregoing, whether choate or inchoate, known or unknown, contingent or non-contingent.

1.3 SBS Intellectual Property Rights. “SBS Intellectual Property Rights” means all Intellectual Property Rights owned or used by SBS that are related to, or used in connection with, the Products.

1.4 SBS Materials. “SBS Materials” means (i) any application program interface, assemblers, compilers and other authoring tools created by SBS or owned by SBS and necessary to modify the Product as well as any development tools created by SBS or owned by SBS and used in the development of the Product, including all comments, in text and machine readable form, (ii) documentation for the Product, including user manuals, installation guides, marketing materials, product awards, Customer references, competitive analyses, sales training materials, white-papers, tech-notes, help files and marketing collateral, architectural and design documentation, in SBS’ possession and reasonably necessary or helpful in connection with development, support, marketing or sales of the Product, (iii) know-how related to the use and modification of the Source Code as reflected in such materials, (iv) software tools, data test scripts, test plans, automated test tools, designs and results that SBS currently uses in connection with development or support of the Product, (v) SBS’ interest in any software licenses related to the Product, (vi) Source Code; (vii) Customer Relations Materials; and (viii) Electronic Materials.

1.5 Customer Relations Materials. “Customer Relations Materials” means any data (whether in physical or electronic format) regarding past, existing, or potential customers for the Product, including but not limited to information maintained in any lead generation or customer relationship management systems of SBS.

1.6 Electronic Materials. “Electronic Materials” means any electronic data, databases, or content used in the promotion of the Product or in distribution and optimization of the Product.

1.7 Code. “Code” means computer programming code, including both Object Code and Source Code.

1.8 Object Code. “Object Code” means Code in binary form, and includes header files of the type necessary for use or interoperation with other computer programs. It is directly executable by a computer or other electronic device after processing or linking, but without compilation or assembly. Object Code is all computer programming code other than Source Code.

1.9 Source Code. “Source Code” means Code in a form which when printed out or displayed is readable and understandable by a programmer of ordinary skills. It also includes related source code level system documentation, comments and procedural code. Source Code does not include Object Code.

1.10 Open Source Materials. “Open Source Materials” means all software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

1.11 Encumbrance. “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind (other than licenses made in the ordinary course of business consistent with its past practices) in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

1.12 Knowledge. “Knowledge” means, with respect to any Party, the actual knowledge of persons responsible for the relevant subject matter for such Party and the knowledge that any person who is in a management or executive position with such Party would have assuming due inquiry, given their respective role, into the facts related to such matters.

ARTICLE 2.

ASSET SALE, ASSIGNMENT OF CUSTOMER BASE & LICENSE

2.1 Assets. Effective as of the Closing, subject to the terms and conditions of this Agreement, SBS sells, transfers, irrevocably assigns and delivers to Buyer, and Buyer purchases from SBS, free and clear of any Encumbrances, all of SBS’ right, title, and interest worldwide in and to (i) the Product, (ii) the Assumed Contracts (defined below), (iii) the SBS Materials, (iv) all SBS Intellectual Property Rights, (v) all claims of SBS against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, (vi) all data and information that is collected from, or on behalf of, customers of SBS who are party to the Assumed Contracts (the “Customer Base”), the OEM Partners and any Lead, including to the extent that receipt of such information would not violate any applicable Law, (vii) all routing and billing information and components used in connection with the Assumed Contracts, and (viii) all other tangible or intangible asset of SBS used in the Business and necessary for the operation or use of the Product (collectively the “Purchased Assets”). The Purchased Assets are set forth on Schedule 2.1 hereto. If any moral rights in the Product cannot (as a matter of law) be assigned by SBS to Buyer as provided above, then SBS waives the enforcement of such moral rights and all claims and causes of action of any kind against Buyer with respect to such moral rights. SBS shall deliver or make available to Buyer the SBS Materials promptly following the Effective Date, and no event later than five (5) days following the Closing Date. No ownership rights are granted with respect to any SBS trademarks not related to the Product that may be embedded in the Product or the SBS Materials, including trademarks relating to SBS’ on-demand services, iPrism and ePrism products (“Non-product Marks”). SBS hereby grants to Buyer a perpetual, royalty free license to the Non-product Marks solely to allow Buyer to continue to use, distribute, copy, sublicense, and produce the Product with the Non-product Marks embedded.

2.2 Liabilities. Buyer will assume and agrees to pay, perform and discharge all obligations and liabilities of SBS arising under the Assumed Contracts after the Closing Date (the “Assumed Liabilities”), other than (i) any liability or obligation to the extent relating to or arising from any breach, or event, circumstance or condition that with notice, lapse of time or both would constitute or result in a breach, by SBS prior to the Closing Date of any of its obligations thereunder, (ii) any warranty claims of customers relating to sales of the Product prior to the Closing Date, and (iii) any obligation or liability of SBS under any Assumed Contract other than the obligation to deliver software support and maintenance services that have already been invoiced prior to the Closing Date. For the purposes of this Agreement, “Assumed Contracts” shall mean (a) any customer or end user license agreements that SBS has entered into for the Product or standard end user license agreements which are created via shrink wrap or click wrap customer acknowledgment mechanisms relating to acceptance or installation and use of the Product created in the ordinary course of business in connection with SBS’ acceptance and fulfillment of orders for the Product; (b) any customer or end user license agreements that are not listed on Schedule 2.1 that Buyer, in its sole discretion, assumes after the Closing Date; (c) contracts and agreements related to the Product with Channel and OEM Partners, excluding Aggregated Contracts but including Amended Contracts; and (d) contracts and agreements related to the Product with OEM Partners that are not listed on Schedule 2.1 that Buyer, in its sole discretion, assumes after the Closing Date. All present customers comprising the Customer Base, all present OEM partners who distribute or sell the Products (the “OEM Partners”), all reseller partners who have distributed or sold the Products and all known potential customers (“Leads”) as of the Effective Date are listed on Schedule 2.2, and an updated list of all known Leads as of the Closing Date will be delivered to Buyer as soon as reasonably practicable following the Closing Date and in any event within ninety (90) days following the Closing Date (the “Transition Period”). Copies of any documents or records relating to such Customer and OEM Partners (along with originals of contracts, if available) will be delivered to Buyer as soon as reasonably practicable following the Closing Date and in any event prior to the expiration of the Transition Period. SBS shall further deliver to Buyer all data about the Customer Base that SBS maintains in its customer relationship database as soon as reasonably practicable following the Closing Date and in any event prior to the expiration of the Transition Period. SBS shall further deliver all Source Code comprising any portion of the SBS Intellectual Property to Buyer, in a format as may be reasonably requested by Buyer, within two (2) business days following the Closing Date. Immediately following the transfer to Buyer of all of the Purchase Assets described in Section 2.1 and this Section 2.2, SBS shall deliver to Buyer or destroy copies of Purchase Assets in SBS’s possession that are in addition to copies delivered to Buyer as part of the Closing or during the Transition Period, whether such copies are in paper form, on computer media or stored in another form; provided, however, that SBS may retain and use copies of financial books and records relating to the activities associates with the Purchased Assets prior to the Closing. Except for the Assumed Liabilities, Buyer will not assume, agree to pay, perform or discharge or in any way be responsible for any debts (including interest and/or penalties thereon), liabilities or obligations of SBS of any kind or nature whatsoever, whether fixed or unfixed, known or unknown, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, or secured or unsecured (the “Excluded Liabilities”). The Excluded Liabilities shall include, without limitation, (i) any liabilities or obligations (whether assessed or unassessed) of SBS for Taxes arising by reason of the transactions contemplated by this Agreement, (ii) any liabilities or obligations of SBS related to use and sales taxes due with regard to the transactions contemplated by this Agreement, and (iii) any and all obligations of SBS related to the employment, termination or compensation of any employee, consultant or service provider of SBS, including but not limited to, any taxes or employment withholding obligations, compensation or benefits claims or workers’ compensation benefits.

ARTICLE 3.

LICENSE

Buyer grants to SBS a perpetual, non-exclusive, non-transferable license to continue the use of SBS’ Open File Manager software as used on SBS servers and personal computers as of the date hereof; provided that this license shall not extend to more than 20 licenses. Buyer shall have no obligation to SBS to provide maintenance services with respect to the SBS’ File Manager software.

ARTICLE 4.

SUPPORT AND TRAINING

4.1 Support. SBS is responsible for supporting the Product and the Customer Base from the Effective Date through the Closing Date at no cost to Buyer. SBS shall continue to operate the business related to the Product and Customer Base, and to support the Product and Customer Base, in the same manner that it provided such support in the year prior to the Effective Date.

4.1.1 After the Closing Date, SBS shall provide links to Buyer’s website for the Product on SBS’ website for a period of twelve (12) months following the Closing Date. As of the Effective Date, SBS shall refer (via a communication mechanism to be mutually agreed upon) all Product inquiries to Buyer. SBS shall further terminate any Product marketing efforts as of the Effective Date, to the extent terminable, or shall implement procedures for referring Product specific leads received by SBS after such date to Buyer.

4.1.2 Prior to the Closing Date, SBS shall not invoice for new renewals on SBS form invoices other than those renewals set forth on Schedule 4.1.2 hereto prior to the Closing Date.

ARTICLE 5.

CONSIDERATION; POST CLOSING PAYMENTS

5.1 Purchase Price. In consideration of for the sale to Buyer of the Purchased Assets, Buyer shall assume the Assumed Liabilities and pay to SBS six million eight hundred seventy five thousand dollars ($6,875,000) (the “Purchase Price”), which shall consist of (i) six million, three hundred seventy five thousand dollars ($6,375,000) (the “Closing Consideration”) to be paid to SBS at the Closing in cash by wire transfer of immediately available funds and (ii) five hundred thousand dollars ($500,000) (the “Holdback Amount”) to be paid to SBS subject to the provisions of Article 8 hereof.

5.2 Taxes. SBS shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Buyer and any Buyer subsidiary from, any sales or use, transfer, real property gains, excise, stamp or other Taxes which are in the nature of sales, use or property Tax resulting from the sale of Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement. Upon the request of SBS, Buyer shall provide reasonable cooperation to SBS in enabling SBS to claim any available exemptions from federal, foreign, state and local sales, use, and value-added Taxes that could result from the sale of Purchased Assets contemplated hereunder; provided, however, that nothing in the foregoing shall require Buyer or any Buyer subsidiary to discharge such Taxes unless Buyer or such Buyer subsidiary is reimbursed contemporaneously with the discharge of any such Taxes. Buyer and SBS agree to cooperate to the extent commercially reasonable and legally permitted to minimize any transfer Taxes. For purposes of complying with the requirements of Section 1060 of the Code, the total consideration for the Purchased Assets, as determined for Tax purposes, shall be allocated among the Purchased Assets in accordance with fair market value of the Purchased Assets as provided in the purchase price allocation schedule to be prepared jointly by the parties within 30 to 60 days post Closing (the “Purchase Price Allocation Schedule”). Each of Buyer and SBS agrees to prepare its federal, state and foreign income Tax Returns for all current and future tax reporting periods and file Form 8594 (and corresponding state forms) with respect to transfer of the Assets to Buyer in a manner consistent with such allocation. If any state, federal or foreign taxing authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of the allocation. Buyer shall be entitled to deduct and withhold from any payment made under this Agreement such amounts as may be required to be deducted and withheld under the Tax Laws of the United States, any state, or any political subdivision of either. To the extent amounts are so withheld and paid to any appropriate taxing authority, Buyer shall be treated as though it had paid that amount directly to the party entitled to receive such payment.

5.3 Post Closing Payments.

5.3.1 OEM Revenue Paid to SBS Following the Closing. Following the Closing Date, SBS will pay to Buyer, within five (5) Business Days following the end of the calendar quarter in which the Closing occurs, the Pro Rata Portion (as defined below) of the revenue received by SBS during such calendar period pursuant to those OEM contracts set forth on Schedule 2.1 hereto that is attributable to the period of such calendar quarter (the “OEM Revenue Payment”). For purposes of this Section 5.3.1, “Pro Rata Portion” shall be calculated as a fraction, the numerator of which is the number of days that elapse between the Closing Date and the last day (including the last day) of the calendar period in which the Closing takes place and the denominator of which is the total number of days in such calendar period.

5.3.2 Reimbursement of Selling Costs Related to OEM Revenue. SBS shall be entitled to deduct and retain from the OEM Revenue Payment made to Buyer pursuant to Section 5.3.1 above, an amount to compensate SBS for Buyer’s portion of the selling costs related to the OEM Revenue Payment received by Buyer pursuant to Section 5.3.1 above during the calendar quarter in which the Closing occurs pursuant to those OEM contracts set forth on Schedule 2.1 hereto equal to the Reimbursement Payment (as defined below). For purposes of this Section 5.3.2, the “Reimbursement Payment” shall be an amount equal to 25% multiplied by the each OEM Revenue Payment; provided, however, that the aggregate of all Reimbursement Payments hereunder shall not exceed $62,500.

5.3.3 Software Maintenance Fees Collected by SBS. Following the Closing Date, SBS will pay to Buyer, within five (5) Business Days following the end of each calendar month following the Closing Date, seventy percent (70%) of all software maintenance fees collected by SBS pursuant to any Assigned Contract for any maintenance renewals that start after the Closing Date but that were pre-billed by SBS on or prior to the Closing Date, including but not limited to, those pre-bill amounts set forth on Schedule 5.3.3 hereto.

5.3.4 Inspection of Records. The recipient of any payment to be made pursuant to Section 5.3.1, 5.3.2 and 5.3.3 above shall be given all such access as they may reasonably require during the payor’s normal business hours (or such other times as the parties may agree) to those books and records of the payor in the possession of, and/or under the control of, the payor, and access to such personnel or representatives of the payor as they may reasonably require for the purposes of resolving any disputes or responding to any matters or inquiries raised concerning the amount of such payments.

ARTICLE 6.

CLOSING; CONDITIONS TO CLOSING; TERMINATION

6.1 Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Heller Ehrman LLP, 275 Middlefield Road, Menlo Park, California 94025 on the earliest practicable business day (the “Closing Date”) after the satisfaction or waiver of the Closing conditions set forth in Section 6.2 hereof or at such other place and time as the Parties may mutually determine.

6.2 Conditions to Closing.

6.2.1 Conditions to Obligation of Buyer. Buyer’s obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Buyer, in its sole discretion, in whole or in part):

(a) Buyer shall have received a certificate of the Chief Executive Officer of SBS dated as of the Closing Date certifying that (i) the representations and warranties set forth in Section 7.2 of this Agreement, individually and collectively, must have been accurate in all material respects as of the Effective Time and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, (ii) SBS has performed and complied in all material respect with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, and (iii) no legal proceeding has been commenced or threatened involving any challenge to, or seeking damages or other relied in connection with any of the transactions contemplated by this Agreement or that questions the validity of the Intellectual Property or with respect to the Product.

(b) SBS shall have executed and delivered to Buyer the bill of sale in the form attached hereto as Exhibit A (“Bill of Sale”) with such changes as Buyer and SBS shall mutually agree;

(c) Buyer shall have received a certificate of the Secretary of SBS dated as of the Closing Date certifying that (i) SBS’s certificate of incorporation, (ii) SBS’s Bylaws, and (iii) the board resolutions of SBS approving the Agreement and the transactions contemplated hereby are true, correct and complete and have been duly authorized by SBS’s board of directors.

(d) A certificate of good standing of SBS from the Secretary of State of the State of Delaware dated as of three business days prior to the Closing Date.

(e) Buyer shall have received evidence satisfactory to Buyer that all Encumbrances of record or that are otherwise known to SBS to which any of the Purchased Assets are subject or by which any of the Purchased Assets are bound shall have been removed.

(f) (i) Buyer shall have received an executed employment offer letter (including, without limitation, the related Confidentiality and Assignment of Inventions Agreement) from each person identified on Schedule 6.2.1(f) hereto, and (ii) SBS shall have delivered to Buyer copies of employment resignation letters from each person identified on Schedule 6.2.1(f) hereto pursuant to which each such person resigns his or her employment with SBS effective immediately prior to the Closing.

(g) SBS must have delivered to Buyer in form reasonably acceptable to Buyer, all other such certificates, instruments or documents as required by this Agreement.

(h) SBS shall have executed and delivered to Buyer the transitional services agreement in the form attached hereto as Exhibit B (the “Transitional Services Agreement”), with such changes as Buyer and SBS shall mutually agree.

(i) SBS shall have executed and delivered to Buyer the intellectual property assignment agreement in the form attached hereto as Exhibit C.

(j) There shall not be pending any claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction either alleging that the use of the Products or the SBS Intellectual Property Rights infringe any Intellectual Property Rights of any third party, or challenging the ownership, use, validity, enforceability or registrability of any SBS Intellectual Property Rights.

6.2.2 Conditions to Obligation of SBS. SBS’s obligation to sell the Purchased Assets and to take the other actions required to be taken by SBS at the Closing is subject to (i) the payment at the Closing of the Closing Consideration by Buyer to SBS in accordance with the wiring instructions provided to Buyer by SBS not less than two (2) business days prior to the Closing, and (ii) SBS’s receipt of the Transitional Services Agreement duly executed by Buyer.

6.3 Termination. This Agreement may be terminated at any time prior to the Closing: (i) by mutual written consent of Buyer and SBS, (ii) by Buyer and SBS if, without fault of the terminating party, the Closing shall not have occurred on or before August 31, 2007, (iii) by Buyer, if SBS shall be in material breach of its representations, warranties, covenants or agreements set forth in this Agreement, which breach is not cured by the party in breach within 10 calendar days following receipt of written notice of such breach or failure to perform from Buyer, (iv) by Buyer or SBS if any governmental entity shall have a final nonappealable order or injunction restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, provided that such right of termination shall not be available to any party if such party shall have failed to take reasonable efforts to prevent or contest the imposition of such order or injunction, (v) by Buyer, if Buyer concludes in good faith that it is reasonably likely that the satisfaction of any of the conditions set forth in Section 6.2.1 is or has become impossible and Buyer has not waived such condition or (vi) by Buyer if there is pending any claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction either alleging that the use of the Products or the SBS Intellectual Property Rights infringe any Intellectual Property Rights of any third party, or challenging the ownership, use, validity, enforceability or registrability of any SBS Intellectual Property Rights. In the event of termination of this Agreement by any Party pursuant to this Section 6.3, written notice thereof shall be given to each other party specifying the provision hereof pursuant to which such termination is made and, except for those terms of this Agreement which expressly survive such a termination, this Agreement shall forthwith become void.

ARTICLE 7.

WARRANTIES AND OTHER COVENANTS

7.1 Representations and Warranties of Buyer. Buyer represents and warrants to SBS :

7.1.1 Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware;

7.1.2 The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and do not violate any provisions of its organizational documents, any applicable regulation or any contract or order binding upon it; and

7.1.3 This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

7.2 Representations And Warranties Of SBS. Except as otherwise indicated in a numbers and letters disclosure schedule (the “Disclosure Schedule”) corresponding to the numbered and lettered sections contained herein, SBS represents and warrants to Buyer that:

7.2.1 SBS is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. SBS has all requisite corporate power and authority to own, operate, lease, transfer and dispose of the Purchased Assets and to conduct the Business, to execute and deliver this Agreements and the agreements attached as exhibits hereto and to perform its obligations hereunder. SBS is not in violation of its certificate of incorporation or by-laws. SBS has provided true correct and complete copies of SBS’s certificate of incorporation and by-laws.

7.2.2 The execution, delivery and performance of this Agreement and the agreements attached hereto to which SBS is a party and the transactions contemplated hereby and thereby, have been duly authorized by SBS. This Agreement and the agreements attached hereto to which SBS is a party, constitutes or when executed will constitute, legal, valid and binding obligations of SBS, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally. No consent of the stockholders of SBS is required for SBS to enter into this Agreement and/or to consummate the transactions contemplated hereby. The execution and delivery by SBS of this Agreement and the agreements attached hereto to which SBS is a party, and the fulfillment of and compliance with the respective terms hereof, and thereof do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Encumbrance upon any of the Purchased Assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other consent from, any governmental entity or any other Person pursuant to, the charter or by-laws, or similar organizational documents, of SBS, or any legal requirement to which SBS or any of its assets or properties is subject, or any contract, order, judgment or decree to which any of the foregoing Persons or the Product is subject.

7.2.3 SBS owns and possesses all right, free and marketable title and interest in and to all of the Purchased Assets, free and clear from any Encumbrances, liens and claims. There are no (i) liens for taxes not yet due, or (ii) imperfections of title that might interfere with Buyer’s use of the Purchased Assets. Following the Closing, Buyer will have good and marketable title to, free of any liens or Encumbrances, all of the Purchased Assets. All of the Purchased Assets are in good operating condition and repair as required for their use in the Business, normal wear and tear excepted. The Product consists entirely of material (i) which was created as a work for hire (as defined under U.S. copyright law) by a person or persons who were at the time of creation the regular, full-time, salaried employees of SBS, the copyright in which is now owned by SBS; or (ii) the copyright ownership of which was fully and irrevocably transferred to SBS pursuant to a written agreement executed by the author or authors. Except as set forth in the Assumed Contracts and the agreements listed on Schedule 7.2.3, SBS has not sold, licensed, or leased the Product or SBS Intellectual Property Rights therein to any third party. The Product is not subject to any restrictions or limitations (including any orders, judgments, decrees, stipulations, or settlement agreements) regarding ownership, use, or enforcement.

7.2.4 Schedule 7.2.4 of the Disclosure Schedule lists each contract to which the Purchased Assets are subject or by which the Purchased Assets are bound or which related to or concern the Purchase Assets to which SBS is a party, including without limitation, the Assumed Contracts. All such contracts shall be deemed to be “Material Contracts” for the purposes of this Agreement. Each Material Contract is valid and subsisting; SBS has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by SBS, or any other party or obligor with respect thereto, has occurred or as a result of the transactions contemplated by this Agreement will occur. True, correct and complete copies of all Material Contracts listed on Schedule 7.2.4 of the Disclosure Schedule which are identified on Schedule 7.2.4 of the Disclosure Schedule as being assignable, including all amendments and supplements thereto, have been delivered to Buyer. All Material Contracts are in written form. Except for the agreements listed on Schedule 2.2 and Schedule 7.2.4, there are no contracts, covenants, agreements, releases, or other obligations relating to the Purchased Assets in any manner, including any transfer, lease, license, reseller or distribution arrangements, option, indemnity, Source Code delivery, or escrow obligation.

7.2.5 Schedule 7.2.5 of the Disclosure Schedule sets forth a true and complete list of all registered SBS Intellectual Property Rights, including where applicable the jurisdiction in which each of the items of such registered SBS Intellectual Property Rights has been applied for, filed, issued or registered. SBS has made available to Buyer all inter parties proceedings or actions before any court or tribunal (including the US Patent and Trademark Office or equivalent authority anywhere else in the world) related to any of SBS Intellectual Property Rights. With respect to SBS Intellectual Property Rights: (i) SBS is (and in the case of applications and registrations therefor is listed in the records of the appropriate governmental agency as) the sole owner thereof free of any Encumbrances of any kind or character, (ii) any applications and registrations therefor have been prepared, prosecuted and maintained in compliance with all applicable laws, regulations and procedures, and all such applications or registrations have not been cancelled, expired, or abandoned; and (iii) all of the registered or issued SBS Intellectual Property Rights are valid, subsisting and enforceable. All issued patents and registered copyrights, trademarks and service marks which are SBS Intellectual Property Rights are currently in compliance with all legal requirements other than any requirement that, if not satisfied, with respect to a patent would not result in a revocation or lapse or otherwise adversely affect its enforceability, and with regard to a copyright, trademark or service mark, would not result in a cancellation of such registration or otherwise adversely affect the use, priority or enforceability of the copyright, trademark or service mark. SBS has not engaged in any inequitable conduct, patent misuse, or fraud, or failed to disclose material prior art, in connection with the prosecution of any patent application owned by SBS and comprising an SBS Intellectual Property Right, in a manner that would result in the abandonment or unenforceability of such patent application or patent.

7.2.6 SBS owns all right, title and interest in and to, free and clear of all Encumbrances of any kind, all Intellectual Property Rights necessary to own, manufacture, sell, service or use the Product. The SBS Intellectual Property Rights are all of the Intellectual Property Rights related to, or used in the ownership, manufacture, sale, service or use of, the Products.

7.2.7 The Product was developed without infringing or misappropriating any Intellectual Property Rights of any third party. The use of the Product and the SBS Intellectual Property Rights do not and will not directly or indirectly infringe or misappropriate the Intellectual Property Rights of any third party. SBS has never received any correspondence or other written communication alleging that the Product or the SBS Intellectual Property Rights infringes such third party Intellectual Property Rights.

7.2.8 There is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (A) alleging that the use of the Product or the SBS Intellectual Property Rights do or will infringe any Intellectual Property Rights of any third party, or (B) challenging the ownership, use, validity, enforceability or registrability of any SBS Intellectual Property Rights (except for routine patent and trademark prosecution not involving any third party other than SBS and the relevant governmental registration authority), nor, to the Knowledge of SBS, is there any legitimate basis for such claim, suit, arbitration or other proceeding. SBS has never received any notice asserting that any Product infringes the Intellectual Property Rights of any other party.

7.2.9 SBS has no Knowledge or reason to suspect that any third party is or may be misappropriating, infringing, diluting or violating any SBS Intellectual Property Rights.

7.2.10 There are no proceedings, settlements, forbearances to sue, consents, judgments, or orders or similar obligations that do or may: (i) restrict SBS’s rights to use any SBS Intellectual Property Rights or the Product; (ii) restrict the use of Product or the conduct of the business of SBS as it relates to the Product in order to accommodate a third party’s Intellectual Property Rights; (iii) permit third parties to use any SBS Intellectual Property Rights or Product; or (iv) affect the validity or enforceability of any SBS Intellectual Property Rights.

7.2.11 (i) All right, title and interest in and to any SBS Intellectual Property Rights or Product developed by SBS’s past and present employees, contractors and other personnel have been assigned by written agreements to SBS effective as of the date such SBS Intellectual Property Rights or Product was created and the form of such written agreements has been provided to Buyer; (ii) no SBS Intellectual Property Rights or Product developed by SBS’s past and present employees, contractors and other personnel were developed, in whole or in part, using funding, facilities or equipment of any governmental body, university, or any other entity having any rights with respect thereto by virtue of such funding, facilities or equipment; (iii) none of SBS’s past and present employees, contractors (to SBS’s Knowledge) and other personnel were employed by, under contract to, or otherwise obligated with respect to, any governmental body, university, or any other entity at any time during the development of such Product or SBS Intellectual Property Rights; and (iv) SBS has no Knowledge or reason to suspect that any party has or may have a basis for bringing a claim, suit or action related to the foregoing. To SBS’s Knowledge, no current or former employee, consultant or independent contractor of SBS: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other agreement with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, SBS or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for SBS that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. No current or former employee, officer or director of SBS, and no consultant or independent contractor hired by SBS to perform services for SBS, has any right, license, claim or interest whatsoever in or with respect to any SBS Intellectual Property Right.

7.2.12 SBS has taken all reasonably necessary steps consistent with customary industry practice to protect, preserve and maintain the secrecy and confidentiality of the trade secrets owned by SBS. Each person or entity having access to SBS’s Intellectual Property Rights (including, without limitation, SBS’s trade secrets) or Product, and each of SBS’s current and former officers and directors, has executed a valid and binding written agreement setting forth confidentiality and use restrictions with respect thereto, the form of which has been provided to Buyer; and no party to any such agreement is in material breach or default of such agreement as related to the Product.

7.2.13 The execution and consummation of the transactions contemplated by this Agreement (and under any agreement attached hereto) will not result in: (i) any loss, forfeiture or termination of (A) SBS’s ownership or right to use any SBS Intellectual Property Rights or Product, (B) any agreement to which SBS is a party which relates to the SBS Intellectual Property Rights or Product, (C) Buyer’s ability to succeed to, or otherwise acquire and operate, all of the Purchased Assets; (ii) Buyer or any of its affiliates (other than SBS) being bound by any non-compete or other material restriction on the operation of its business; or (iii) a material default by SBS under any agreement governing any SBS Intellectual Property Right.

7.2.14 SBS has and follows a written policy for tracking material bugs, errors and defects in its software and services of which it becomes aware and maintains and keeps current a computerized database for such purpose. That written policy is designed to properly protect the software (and associated systems) used by SBS and each SBS Subsidiary against viruses, so-called “hackers” and “crackers,” denial-of-service attacks, and other threats to the integrity, availability, or confidentiality thereof, and SBS’s and each SBS Subsidiary’s actual practices have consistently conformed to its written policy. To the extent known (or suspected by) SBS, Schedule 7.2.14 of the Disclosure Schedule sets forth a true and complete list of any material act or incident, and the status or resolution thereof, pertaining to any of the foregoing. SBS has not concealed or intentionally withheld from Buyer any documentation relating to the testing of the Product or related services, which documentation indicates the presence of any of the foregoing. SBS has implemented any and all material security patches or material security upgrades that to the Knowledge of SBS are generally available for the Product and the related services. The term “material security patches or material security upgrades” means, for purposes of the foregoing sentence, security patches and security upgrades the implementation of which other companies developing, marketing and/or using similar software would reasonably consider prudent. On the Closing Date, the Product shall (i) not contain any Trojan horses, worms, viruses or programming routines intended to interfere, damage, corrupt, surreptitiously intercept or expropriate any system, data, or personal information; and (ii) not contain any known, critical bugs preventing use of the Product or otherwise significantly reducing Product performance other than as described in SBS’ bug database disclosed to Buyer.

7.2.15 Schedule 7.2.15 of the Disclosure Schedule sets forth a true and complete list of all material software used in connection with the Product, and specifying whether SBS owns or licenses the same other than commercially available software as of the date of this Agreement. Except as set forth on Schedule 7.2.15 of the Disclosure Schedule: (i) SBS is not a party to or bound by any contracts providing for the delivery of the Source Code to, or any deposit on behalf of, any licensee, escrow agent, or other third party; (ii) there has been no delivery of the Source Code to, or any deposit on behalf of, any licensee, escrow agent, or other third party; and (iii) SBS has no Knowledge or reason to suspect any act or incident pertaining to any of the foregoing. SBS has made all of its software related to the Product (including the Source Code) available to Buyer for due diligence purposes.

7.2.16 SBS does not have any material unfulfilled performance commitments relating to the development, provision or delivery of Products or services related to the Product under any agreement listed in Schedule 2.2 or Schedule 7.2.4 of the Disclosure Schedule or any other agreements, including commitments to develop, provide or deliver specified upgrades and undelivered elements with respect thereto, except for maintenance. SBS has not transferred ownership to any third party of any SBS Intellectual Property Rights or Product, or knowingly permitted SBS’s Intellectual Property Rights to lapse or enter the public domain, and except for documentation or know-how related to the Product that SBS deemed in its good faith judgment should not continue to be protected as a trade secret).

7.2.17 All Products sold, licensed, leased or delivered by SBS to customers and all services related to the Products provided by or through SBS to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), and applicable product or service specifications or documentation provided by SBS to its customers. SBS has no liability (and, to the Knowledge of SBS, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complain, claim or demand against SBS giving rise to any material liability relating to the foregoing contracts) for replacement or repair thereof or other damages in connection therewith.

7.2.18 SBS has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Products, (ii) distributed Open Source Materials in conjunction with any Products, (iii) used Open Source Materials in such a way that, with respect to the foregoing (i), (ii) or (iii), creates obligations for SBS with respect to any Products or grant, or purport to grant, to any third party, any rights to any Product that requires, as a condition of use, modification and/or distribution of such Open Source Materials that other software included in the Product incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

7.2.19 SBS has maintained the Product and all other Purchased Assets in material compliance with and is currently in compliance with all applicable laws, ordinances, codes, rules, requirements, regulations and other legal requirements of all Governmental Entities, and SBS has not received notice of any violation of, and has not materially violated and is not materially violating, any of the foregoing.

7.2.20 The Purchased Assets include all assets, properties, rights, and interests necessary to own, manufacture, sell and service Products as currently manufactured, sold and serviced by SBS and no additional assets, properties, rights, and interests are required in order to enable Buyer to manufacture, sell and service Products in substantially the same fashion.

7.2.21 No material supplier of SBS has cancelled any contract or order for provision of, and to SBS’ Knowledge, there has been no threat by any such supplier not to provide products, supplies, or services to the business associated with the Purchased Assets, that are required in order to enable Buyer to manufacture, sell and service Products in substantially the same fashion as manufactured, sold or serviced by SBS prior to the Closing Date.

7.2.22 There is no default by SBS nor has SBS received any written claim of default by SBS, or any other party thereto, under any Material Contract and no event has occurred that, with the passage of time or the giving of notice or both, could reasonably be expected to constitute a default by SBS or any other party thereto under any such Material Contract, or could reasonably be expected to permit modification, acceleration, or termination of any such Material Contract, or result in the creation of any Encumbrance on any of the Purchased Assets.

7.2.23 SBS is not now and SBS will not be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to the terms of this Agreement or the transactions contemplated hereby. SBS has no intention to file for bankruptcy, and, to SBS’s Knowledge, no insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting SBS or any of the Purchased Assets or Assumed Liabilities are pending or threatened. SBS is not entering into this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect. This Agreement and the transactions contemplated hereby will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of SBS whatsoever to any of the Purchased Assets after the Closing.

7.2.24 All information furnished by or on behalf of SBS, its agents or representatives in connection with SBS, the Business, the Purchased Assets, the Assumed Liabilities and the Excluded Liabilities, this Agreement is true and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading. None of the information supplied or to be supplied by or on behalf of SBS (a) to any Person for inclusion, or included, in any document or application filed with any Governmental Entity having jurisdiction over or in connection with the transactions contemplated by this Agreement or (b) to Buyer, its agents or representatives in connection with this Agreement, did contain, or at the respective times such information is delivered or becomes effective, will contain any untrue statement of a material fact, or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.2.25 THE EXPRESS WARRANTIES IN THIS ARTICLE 7 ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE PRODUCT, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. BUYER ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES IN THIS ARTICLE 7.

7.3 Survival of Representations and Warranties. Each party’s representations, warranties and covenants shall survive for a period of one year from the Closing Date; provided however the representations and warranties set forth in Sections 7.1, 7.2.1, 7.2.2, 7.2.3 and 7.2.6 through 7.2.18 (inclusive) shall survive until the expiration of the underlying statute of limitations (the “Survival Period”).

7.4 Noncompetition and Non-Solicitation; No-Hire. For a period commencing on the Closing Date and ending on the three year anniversary thereof (the “Restricted Period”), SBS shall not directly or indirectly own, manage, operate, control, enable (whether by license, sublicense, assignment or otherwise) or otherwise be affiliated in any manner with or engage or participate in (which shall include, without limitation, marketing of any of SBS’s current products or services) any business or activity whose services or activities compete in whole or in part with the Business as it related to the Products in the places in which it is being conducted or proposed to be conducted as of the Closing Date, unless otherwise approved in writing by Buyer in its sole discretion. In addition, during the Restricted Period, SBS shall not (whether directly or indirectly through an affiliate or otherwise), without the prior written consent of Buyer, hire or engage, whether as an employee, independent contractor, consultant or otherwise, any person identified on Schedule 6.2.1(f) hereto or any person who is executing and delivering an Offer Letter to Buyer concurrently with the execution of this Agreement, nor shall SBS directly or indirectly (including without limitation, through any affiliate of SBS), (i) solicit or request any such person to leave the employ of or terminate such person’s relationship with Buyer or (ii) employ, hire, engage or be associated with, or endeavor to entice away from Buyer! any such person. SBS hereby acknowledges that a violation of this Section shall cause such damage to Buyer as will be irreparable and the exact amount of which will be impossible to ascertain, and for that reason agrees that Buyer shall be entitled, as a matter of right, to an injunction from any court of competent jurisdiction restraining any further violation hereunder by SBS. Nothing herein contained shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from SBS.

7.5 No Other Bids. Until the earlier to occur of (a) the Closing or (b) the termination of this Agreement pursuant to its terms, neither SBS nor any of SBS’s officers, directors, employees, agents or other representatives shall, directly or indirectly, (i) initiate, solicit, entertain or encourage (including by way of furnishing information regarding the Purchased Assets) any Asset Acquisition Proposal, or make any statements to third parties which may reasonably be expected to lead to any Asset Acquisition Proposal or (ii) negotiate, engage in any substantive discussions, or enter into any agreement, with any Person concerning any Asset Acquisition Proposal. SBS will promptly inform Buyer in writing of any Asset Acquisition Proposal received by them and shall provide to Buyer the name of such third party and the terms of any such Asset Acquisition Proposal. The covenants in this Section 7.5 will apply to any and all discussions in which SBS (or any employee or representative of SBS) is currently involved with third parties, and SBS shall, and shall cause its employees and representatives to, immediately terminate all such discussions. For purposes of this Agreement, “Asset Acquisition Proposal” means any proposal, inquiry or offer from any Person (i) concerning the acquisition or license (other than licenses of or relating to the sale of Product to customers in the ordinary course of business) of all or any portion of the Purchased Assets or (ii) the consideration or consummation of which would be reasonably likely to materially delay the consummation of the transactions contemplated by this Agreement.

7.6 Post-Closing Cooperation Relating to Purchase Assets.

7.6.1 SBS agrees that, if reasonably requested by Buyer, it will cooperate with Buyer, at the sole expense of Buyer, in enforcing the terms of any agreements between SBS and any third party involving the activities associated with the Purchased Assets, including without limitation terms relating to confidentiality and the protection of any and all rights related to the Intellectual Property (“Intellectual Property Rights”). In the event that Buyer is unable to enforce its Intellectual Property Rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, SBS agrees to reasonably cooperate with Buyer, at the sole expense of Buyer, by assigning to Buyer such rights as may be required by Buyer to enforce its Intellectual Property Rights in its own name.

7.6.2 SBS agrees further that, if reasonably requested by Buyer, SBS shall cooperate fully with Buyer to provide reasonable access to records and personnel of SBS to the extent Buyer finds such access necessary in order to transition the Intellectual Property to Buyer;

7.6.3 SBS agrees that SBS (i) shall be solely responsible for any inquiries, complaints, requests and the like from all former and current customers and other third parties relating to the Product which arise with respect to facts and circumstances arising at any time at or prior to the Closing Date (the “SBS Customers”), (ii) shall, from the date of Closing until the end of the period for which any claim may be made by an SBS Customer relating to the Product with respect to facts and circumstances arising at any time at or prior to the Closing Date, maintain appropriate contact information including but not limited to a phone number, fax number, email address and physical address for the SBS Customers (which contact information shall be based in the United States and shall be provided to Buyer immediately prior to Closing), (iii) consents to references to SBS’s name and contact information on websites controlled by Buyer with respect to the Product and (iv) consents to Buyer referring inquiries, complaints, requests and the like from SBS Customers to SBS. In the event that the provided contact information for SBS shall be changed, SBS shall inform Buyer of such change in writing at least ten (10) days prior to such change.

7.7 Approvals; Permits. Prior to the Closing Date, SBS will use commercially reasonable efforts to (i) obtain any approval, authorization, consent, qualification or registration, and give any notice, or obtain a waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person (“Approvals”) and (ii) obtain any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity (“Permits”), in each case that may be necessary or that may be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement, which Approvals and Permits are listed on Schedule 7.7.

7.8 Confidentiality. All information disclosed (i) by Buyer to SBS (or its representatives) or (ii) by SBS to Buyer (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated hereby or the discussions and negotiations preceding this Agreement shall be subject to the terms of the Non-Disclosure Agreement between SBS and Buyer dated June 15, 2007 (the “NDA”), which NDA shall survive with respect to SBS following the Closing Date. Further, SBS and any of its representatives or Affiliates shall not, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any customer list, record or financial information) concerning the Purchased Assets. In addition, SBS and any of its representatives or affiliates shall not make use of, divulge or otherwise disclose, directly or indirectly, to persons other than Buyer, any confidential information concerning the Purchased Assets.

7.9 Conduct of Activities Associated with the Purchase Assets Prior to the Closing. During the period from the date of this Agreement to the Closing, SBS will conduct its activities associated with the Purchase Assets in their ordinary and usual course, consistent with commercially reasonable and prudent practices, and will use best efforts to preserve intact all rights, privileges, franchises and other authority related to the activities associates with the Purchased Assets and to maintain favorable relationships with the Customer Base, Channel Partners and Leads and others having relationships related to the activities associates with the Purchased Assets. Without limiting the generality of the foregoing, prior to the Closing SBS will not (i) create, incur or assume any obligation or take any action which would materially and adversely affect the Purchased Assets or Buyer’s ability to conduct the activities associated with the Purchased Assets in substantially the same manner and condition as conducted by SBS on the date of this Agreement, (ii) enter violate, terminate, amend or otherwise modify or waive any of the terms of any Assumed Contract; (iii) sell, lease, license, assign, transfer, abandon, encumber or dispose of any Purchased Assets or enter into any negotiation, discussion or agreement for such purpose; (iv) terminate, waive or release any right or claim related to the Purchased Assets; (v) sell, dispose of or encumber any of the Purchased Assets or license any Purchased Assets to any Person other than non-exclusive licenses granted in the ordinary course of business consistent with past practice; (vi) license any of the Intellectual Property other than non-exclusive licenses granted in the ordinary course of business consistent with past practice, or acquire any Intellectual Property (or any license thereto) from any third party; (vii) initiate, settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration with respect to the Purchased Assets; (viii) change the manner in which it prices its Products or extends warranties, discounts or credits to customers with respect to the Products; (ix) adversely modify or allow to lapse insurance coverage in effect as of the date hereof with respect to the Purchased Assets; (x) fail to comply with all laws and regulations applicable to the activities associated with the Purchased Assets; (xi) make any material change in, or announce any material change to, the Products; or (xii) (a) agree to do any of the things described in the preceding clauses (i)-(xi), (b) take or agree to take any action which would reasonably be expected to make any of SBS’s representations or warranties contained in this Agreement untrue or incorrect, or (c) take or agree to take any action which would reasonably be expected to prevent SBS from performing or cause SBS not to perform one or more covenants required hereunder to be performed by SBS.

7.10 Continued Existence of SBS. From the date hereof until the end of the Survival Period, SBS shall not transfer its assets, terminate or otherwise dissolve the legal existence of SBS for the purposes of evading, avoiding or reducing its indemnification or other obligations under this Agreement.

7.11 Further Assurances. At such times and from time to time on and after the Closing Date, upon reasonable request by Buyer, SBS will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances that may reasonably be required for the better use, conveying, transferring, assigning, delivering and confirming ownership to, or reducing to the possession of, Buyer or its respective successors and assigns all of the Purchased Assets, and any other rights assets, properties, rights, and interests necessary to enable Buyer to manufacture, sell and service Products as currently manufactured, sold and serviced by SBS.

ARTICLE 8.

INDEMNIFICATION

8.1 SBS’ Indemnity. SBS shall indemnify, defend and hold harmless Buyer and each of its subsidiaries, divisions, officers, directors, employees, affiliates, agents, advisors, representatives and stockholders (the “Buyer Indemnified Parties”) from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation but subject to the provisions of Section 8.3.1 hereto with respect to third-party claims, reasonable legal and accounting and other professional fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment, judgment or settlement), disbursements, deficiencies, diminutions in value, obligations or settlements of any kind or nature, whether foreseeable or unforeseeable, whether or not involving a third-party claim (collectively “Indemnifiable Losses”), directly or indirectly resulting from, arising out of, or imposed upon or incurred by any Buyer Indemnified Party by reason of any one or more of the following: (i) any claim related to the Assumed Contracts if the facts and circumstances related to such claim arise prior to the Closing; (ii) any claim by any third party that the Products, as such Products exist or are used at or prior to the Closing Date, infringe or misappropriate any third party’s intellectual property rights under the laws of any country unless such claim results from (a) modification of the Product by Buyer or the use of the Product by Buyer in a manner inconsistent with the manner in which the Product is used on the date hereof and/or as of the Closing Date, or (b) the combination by Buyer of the Product with other hardware, software, or functionality; (iii) any inaccuracy or breach of any of SBS’s representations and warranties made in this Agreement, including the Disclosure Schedule and exhibits hereto and any other agreement or document delivered hereunder; (iv) the Excluded Liabilities; (v) any failure of SBS to perform any covenant or agreement made in this Agreement, including the exhibits hereto and any other agreement or document delivered hereunder; (vi) the assertion of claims made against the Purchased Assets or against Buyer by creditors of SBS under any bulk sales law and (vii) any third party claim alleging any of the foregoing.

8.2 Buyer’s Indemnity. Buyer shall indemnify, defend and hold harmless SBS and each of its subsidiaries, divisions, officers, directors and employees (the :SBS Indemnified Parties”) from and against and in respect of any and all Indemnifiable Losses directly or indirectly resulting from, arising out of, or imposed upon or incurred by any SBS Indemnified Party by reason of any one or more of the following: (i) the wrongful acts or omissions of Buyer or its agents relating to or arising out of Buyer’s distribution or support of the Product after the Closing Date; (ii) any breach of Buyer of its representations and warranties hereunder; (iii) the Assumed Liabilities; (iv) any failure of Buyer to perform and covenant or agreement hereunder to be performed after the Closing Date; and (v) any third party claim alleging any of the foregoing.

8.3 Resolution and Satisfaction of Indemnification Claim; Release of Holdback Amount.

8.3.1 If a claim by a third party is made against Buyer or any Buyer Indemnified Party for which Buyer or such Buyer Indemnified Party is entitled to seek indemnification hereunder, such Buyer

Indemnified Party shall promptly notify SBS of such claim; provided, however, that failure to give timely notice shall not affect the rights of the Buyer Indemnified Party so long as the failure to give timely notice does not materially prejudice SBS and, in such case, SBS shall only be relieved of its obligations under this Article 8 to the extent that SBS has been materially prejudiced. The Buyer Indemnified Party shall determine and conduct the defense or settlement (subject to the final sentence of this Section 8.2.1) of any third-party claim, and the costs and expenses incurred by the Buyer Indemnified Party in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the damages for which the Buyer Indemnified Party may seek indemnification pursuant to a claim made by the Buyer Indemnified Party hereunder; provided, however, that SBS shall be solely liable for the first three million dollars ($3,000,0000) of such reasonable attorneys’ fees and expenses incurred by Buyer in connection with the defense or settlement of a third-party claim pursuant to this Section 8.3.1 and, thereafter, SBS and Buyer shall each be liable for one-half of such fees and expenses. SBS shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents by SBS does not affect any privilege relating to the Buyer Indemnified Party and may participate in, but not have the right to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. No settlement of any such third-party claim with any third party claimant shall be determinative of the existence of or amount of damages relating to such matter, except with the consent of SBS, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless SBS shall have objected within 10 days after a written request for such consent by the Buyer Indemnified Party.

8.3.2 During the Survival Period, a claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought. Such notice shall state the amount of Indemnifiable Losses, if known, the method of computation thereof, and contain a reference to the provisions of the Agreement in respect to which such right of indemnification is claimed or arises.

8.3.3 Each notice of claim given by the Buyer Indemnified Party pursuant to this Article 8 shall be resolved as follows: (i) If, within 60 days after a notice of claim is received by SBS, SBS does not contest such notice of claim in writing to the Buyer Indemnified Party, SBS shall be conclusively deemed to have consented to the recovery by the Buyer Indemnified Party of the full amount of damages (subject to the limits contained in Article 9) specified in the notice of claim in accordance with this Article 8, and, without further notice, to have stipulated to the entry of a final judgment for damages against SBS for such amount in any court having jurisdiction over the matter where venue is proper. (ii) Following the delivery of a notice of claim to SBS, SBS shall be given such access as they may reasonably require during Buyer’s normal business hours (or such other times as the parties may agree) to those books and records of SBS in the possession of, and/or under the control of, Buyer, and access to such personnel or representatives of the Buyer as they may reasonably require for the purposes of determining whether to contest all or any portion of a notice of claim. (iii) If SBS gives the Buyer Indemnified Party written notice contesting all or any portion of a notice of claim (a “Contested Claim”) within the 60 day period specified in Section 8.2.3(i) above, then such Contested Claim shall be resolved by either (a) a written settlement agreement or memorandum executed by the Buyer Indemnified Party and SBS or (b) in the absence of such a written settlement agreement within 60 days following receipt by the Buyer Indemnified Party of the written notice from SBS, by mediation between the Buyer Indemnified Party and SBS in accordance with the terms and provisions of Section 8.3.2(iv) below and, if mediation is not successful, either party may pursue any other legal recourse available to it. (iv) If no such agreement can be reached after good faith negotiation, the parties will participate in mediation before an agreed mediator from Judicial Arbitration and Mediation Services (“JAMS”). Either party may initiate mediation by providing a written request for mediation to the other party and JAMS. The request must describe the dispute and the relief requested. The mediation will be scheduled within ten (10) business days after the request. The mediation will take place at a JAMS facility in California. The parties will cooperate with JAMS and with one another in selecting a mediator from a JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties will participate in the mediation in good faith and will beat their own expenses in mediation, except that the parties will share all fees to JAMS equally.

8.3.4 Any amounts owed to a Buyer Indemnified Party following the resolution of a claim for indemnification hereunder, as determined by Section 8.2.3 above, shall, prior to the Second Holdback Release Date, be satisfied first from the Holdback Amount. In the event that the aggregate value of claims exceeds the Holdback Amount (as reduced by claims for indemnification hereunder which have previously been satisfied from the Holdback Amount), SBS must pay any remaining amounts owed to the Buyer Indemnified Party within 10 business days following the resolution of a claim.

8.3.5 Within 10 business days following the close of business on the date that is six months following the Closing Date (the “First Holdback Release Date”), Buyer shall deliver to SBS that portion of the Holdback Amount as is equal to $250,0000 minus the amount that is necessary to satisfy all unresolved, unsatisfied or disputed claims for indemnification specified in any notice of claim delivered to SBS pursuant to Sections 8.3.1 and/or 8.3.2 hereof before the First Holdback Release Date. Within 10 business days following the close of business on the date that is twelve months following the Closing Date (the “Second Holdback Release Date”), Buyer shall deliver to SBS all of the remaining Holdback Amount in excess of any Holdback Amount that is necessary to satisfy all unresolved, unsatisfied or disputed claims for indemnification specified in any notice of claim delivered to SBS before the Second Holdback Release Date. If any such claims are unresolved, unsatisfied or disputed as of the First Holdback Release Date or Second Holdback Release Date, as applicable, then Buyer shall retain possession and custody of that portion of the Holdback Amount otherwise required to be released on such First Holdback Release Date or Second Holdback Release Date that equals the total maximum amount of Indemnifiable Losses then being claimed by Buyer Indemnified Parties in all such unresolved, unsatisfied or disputed claims, and as soon as all such claims have been resolved, Buyer shall deliver to SBS all of the remaining Holdback Amount (if any) not required to satisfy such claims.

ARTICLE 9.

LIMITATION OF LIABILITY.

THE TOTAL CUMULATIVE LIABILITY OF SBS UNDER THIS AGREEMENT FOR CLAIMS FOR INDEMNIFICATION MADE PURSUANT TO SECTIONS 8.1 (III) AND (V) (OTHER THAN (A) CLAIMS FOR INDEMNIFICATION REGARDING THE INQUIRY WHICH RELATE TO CLAIMS MADE BY CUSTOMERS THAT HAVE NOT RENEWED THEIR MAINTENANCE AGREEMENTS OR ENTERED NEW AGREEMENTS WITH BUYER AFTER THE CLOSING DATE; AND (B) CLAIMS RELATING TO ANY ALLEGED BREACH OF SBS’S WARRANTIES UNDER SECTION 7.2.7) SHALL NOT EXCEED THE PURCHASE PRICE ACTUALLY PAID TO SBS HEREUNDER.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT FOR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8 AND BUYER’S RIGHTS FOR SPECIFIC PERFORMANCE PURSUANT TO SECTION 10.13 HEREOF, NEITHER PARTY SHALL BE LIABLE FOR ANY DIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT, THE BREACH THEREOF, ANY TRANSACTIONS RESULTING FROM THIS AGREEMENT, LOSS OF GOODWILL OR PROFITS, LOST BUSINESS HOWEVER CHARACTERIZED AND/OR FROM ANY OTHER CAUSE WHATSOEVER.

ARTICLE 10.

GENERAL PROVISIONS

10.1 Relationship of Parties. The relationship between the Parties is only that of buyer and seller and all Parties are independent contractors notwithstanding any transitional services or joint activities set forth in this Agreement or in any of the documents attached hereto or referred to herein. Neither SBS nor Buyer is the agent or legal representative of the other Party, and neither Party has the right or authority to bind the other Party in any way. This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

10.2 Governing Law and Venue. This Agreement shall be interpreted and enforced under the laws of the State of California, without application of its conflicts or choice of law rules.

10.3 Assignment. Neither Party shall have the right to assign, delegate, transfer or otherwise encumber this Agreement or any portion thereof without the other Party’s prior written consent which consent shall not unreasonably be withheld. Notwithstanding the foregoing, either Party shall be permitted to assign this Agreement to its successor in interest as a result of a merger, sale of all or substantially all of its assets or stock of such Party, or other similar capital transaction.

10.4 Waiver. The failure of a Party to enforce any of its rights hereunder or at law shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other Party, unless such waiver is in writing and signed by the Party to be charged.

10.5 Severability. If any provision of this Agreement, or part thereof, is declared by a court of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, shall nevertheless continue in full force and effect.

10.6 Notice. All notices, requests or other communications under this Agreement shall be in writing, and shall be sent to the designated representatives below, and shall be deemed to have been duly given on the date of service if sent by facsimile (provided a hard copy is sent in one of the manners specified below), or on the day following service if sent by overnight air courier service with next day delivery with written confirmation of delivery, or five (5) days after mailing if sent by first class, registered or certified mail, return receipt requested to the address set forth on the first page of this Agreement. Each Party is required to notify the other Party in the above manner of any change of address:

If to Buyer:

EVault, Inc.
c/o Seagate Technology LLC
920 Disc Dr. MS SV15A1
Scotts Valley, California 95066
Attention: Corporate Contracts
Fax: (831) 438-7132

With further copy (which shall not constitute notice) to:

Heller Ehrman LLP
275 Middlefield Road
Menlo Park, California 94025
Attention: Steven J. Tonsfeldt
Fax: (650) 324-0638

If to SBS:

15015 Avenue of Science
San Diego, California 92128
Attn: Al Riedler

With a copy (which shall constitute notice) to:

Bradford Weller
15015 Avenue of Science
San Diego, California 92128
Fax: (858) 676-5034

10.7 Attorney’s Fees. In the event a dispute arises in litigation regarding and pursuant to this Agreement, the prevailing Party shall be entitled to its reasonable attorney’s fees and expenses incurred in addition to any other relief to which it is entitled.

10.8 Publicity. No announcement will be made by either Party (or their respective affiliates) except with the consent and approval of the other Party, subject to applicable law and listing requirements; provided that, prior to disclosure of any provision of this Agreement to any governmental agency or stock exchange, the parties shall cooperate to seek confidential treatment or other applicable limitations on the public availability of any information that either of the parties considers sensitive or confidential.

10.9 Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

10.10 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by one Party hereto to the other Party hereto by facsimile or e-mail transmission of a photocopy of the original signature page hereto, and upon receipt of such facsimile or e-mail transmission by the other Party hereto, the photocopy of the original signature page included in such facsimile or e-mail transmission will be deemed to have the same effect as if the original signature had been delivered to the other Party. The Parties shall endeavor to exchange the original signature copies, but the failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

10.11 Further Assurances. The Parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

10.12 Entire Agreement; Amendment. This Agreement and the documents and agreements attached hereto or contemplated hereby constitute the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether oral or written. This Agreement shall be modified or amended only by a writing signed by Buyer and SBS.

10.13 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Buyer will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of SBS set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Buyer upon any such violation, Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Buyer at law or in equity.

10.14 Authority. The parties executing this Agreement on behalf of Buyer and SBS represent and warrant that they have the authority from their respective governing bodies to enter into this Agreement and to bind their respective companies to all the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SBS:		Buyer:

St. Bernard Software, Inc.		EVault, Inc.

By:	/s/ Vince Rossi	By:	/s/ Mark E. Grace

Name:		Name:

Title:	President & CEO	Title:	Director